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Rayonier Advanced Materials Reports Third Quarter 2019 Results
•Financial improvement from prior quarter due to greater reliability and reduced costs
•Successfully negotiated covenant package in September 2019 to provide flexibility to navigate challenging markets

•	Executing Cellulose Specialties Go-to-Market strategy to improve margins; Price increases announced on Cellulose Specialties products in October 2019 or as contracts allow

•	Net proceeds of approximately $150 million received from the sale of Matane high-yield manufacturing facility in November 2019
JACKSONVILLE, Fla., November 4, 2019 - Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) today reported a net loss from continuing operations for the third quarter of $14 million, or $(0.29) per diluted common share, compared to income from continuing operations of $30 million, or $0.47 per diluted common share, for the prior year quarter. Adjusted net loss from continuing operations for the 2019 third quarter was $15 million, or $(0.29) per diluted common share, compared to adjusted net income from continuing operations of $27 million, or $0.41 per diluted common share, for the prior year quarter.
The net loss from continuing operations for the third quarter 2019 improved $5 million compared to the second quarter 2019. Adjusted net loss from continuing operations improved $3 million for the same periods.
The net loss from continuing operations for the nine months ended September 28, 2019 was $62 million, or $(1.36) per diluted common share, compared to income from continuing operations of $93 million, or $1.45 per diluted common share, for the prior year period. The adjusted net loss from continuing operations for the nine months ended September 28, 2019 was $61 million, or $(1.36) per diluted common share, compared to adjusted net income of $75 million, or $1.17 per diluted common share, for the prior year period.
See Schedule G for a reconciliation of the results from continuing operations to adjusted amounts.
“The increased EBITDA over prior quarters demonstrates the progress we are making on our initiatives to overcome these difficult market conditions. Price declines in commodity segments alone accounted for a $97 million decline in operating income,” said Paul Boynton, Chairman, President and Chief Executive Officer. “With our immediate covenant issue resolved as a result of our loan amendment, we are focused on lowering costs, managing working capital and reducing capital expenditures to generate cash and improve our balance sheet.”

Third Quarter 2019 and YTD Operating Results
As a result of the sale of the Matane facility on November 3, 2019, its operating results have been classified as discontinued operations. Prior period amounts related to the Matane operations have been reclassified to conform to the presentation of discontinued operations. Unless otherwise stated, information herein relates to continuing operations.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Net sales comprised the following for the periods presented:

	Three Months Ended			Nine Months Ended
Net sales (in millions)	September 28, 2019	June 29, 2019	September 29, 2018	September 28, 2019	September 29, 2018
High Purity Cellulose	$268	$269	$308	$822	$876
Forest Products	65	81	86	222	282
Pulp	26	40	46	95	133
Paper	74	74	78	218	238
Eliminations	(17)	(14)	(17)	(50)	(53)
Total net sales	$416	$450	$501	$1,307	$1,476
Operating results comprised the following for the periods presented:

	Three Months Ended			Nine Months Ended
Operating income (loss) (in millions)	September 28, 2019	June 29, 2019	September 29, 2018	September 28, 2019	September 29, 2018
High Purity Cellulose	$7	$7	$34	$11	$83
Forest Products	(5)	(16)	8	(27)	35
Pulp	(2)	3	13	3	37
Paper	—	3	13	1	24
Corporate	(8)	(12)	(25)	(39)	(48)
Total operating income (loss)	$(8)	$(15)	$43	$(51)	$131

High Purity Cellulose
Operating income for the three and nine months ended September 28, 2019 decreased $27 million and $72 million, respectively, when compared to the same prior year periods. The decreases were driven by a 1 percent and 3 percent decline in cellulose specialties sales prices in the three and nine month periods, respectively, primarily as a result of duties on products sold into China. Cellulose specialties volumes declined by 16 percent and 7 percent in the three and nine month periods, respectively, due to demand weakness in acetate, automotive and construction markets driven primarily by a slowdown in global economies and customers aggressively manage inventory. Additionally, approximately half of the three month comparison period decline was due to strong sales volumes in the third quarter of 2018. Both periods benefited from higher commodity sales volumes due to lower cellulose specialties demand and improved production. Costs for both periods were higher as wood and maintenance costs were partially offset by lower chemical prices, primarily caustic, and reduced labor costs.

The 2018 three and nine month periods include operating income of $2 million and $5 million, respectively, from the resins business, which was sold in September of 2018.

Compared to the second quarter of 2019, operating income was flat as higher commodity product sales volumes due to higher production, higher cellulose specialties sales prices due to mix, and lower wood and maintenance costs were offset by lower commodity sales prices and lower cellulose specialties sales volumes, both due to weaker markets.

Forest Products
Operating income decreased $13 million and $62 million for the three and nine months ended September 28, 2019, respectively, when compared to the same prior year periods. The decreases were primarily driven by 25 percent and 26 percent lower lumber sales prices, in the three and nine month periods, respectively. For the three month period, costs were lower driven by a $5 million reversal of the net realizable inventory reserve as a result of price increases in the period.

Compared to the second quarter of 2019, the operating loss improved by $11 million. The improvement was driven by 3% higher lumber sales prices and lower costs primarily driven by a $5 million reversal of the net realizable inventory reserve as a result of price increases in the period.

Pulp
Operating income decreased $15 million and $34 million during the three and nine months ended September 28, 2019, respectively, when compared to the same prior year periods. The decreases were primarily driven by 32 percent and 22 percent lower high-

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

yield pulp sales prices in the three and nine month periods, respectively, due to weaker markets. For the nine month period, both pulp sales volumes and costs were impacted by lower production due to market-related downtime and reliability issues at the Temiscaming plant in the first quarter, as previously reported.

Compared to the second quarter of 2019, operating income decreased $5 million. This decrease was primarily driven by 16% lower pulp sales prices and 30 percent lower volumes due to weaker markets partially offset by reduced costs primarily due to lower transportation expenses.

Paper
Operating income decreased $13 million and $23 million during the three and nine months ended September 28, 2019, respectively, when compared to the same prior year periods. Results were negatively impacted by 2 percent and 3 percent lower paperboard sales prices in the three and nine month periods, respectively, as a result of increased competition and lower newsprint sales prices. Additionally, newsprint sales volumes for both periods decreased as a result of lower production. For the three month period, costs increased due to lower newsprint production levels, partially offset by lower market pulp prices for the production of paperboard. In addition, the 2018 three month period was favorably impacted by the reversal of $5 million of duties on newsprint exported to the U.S. For the nine month period, costs increased due to lower newsprint production levels, higher maintenance and transportation costs, partially offset by lower market pulp costs for the production of paperboard and lower energy costs.

Compared to the second quarter of 2019, operating income decreased $3 million. The decrease was driven by higher energy costs and partially offset by lower transportation, maintenance and raw material pulp costs for the production of paperboard.

Corporate
The operating loss improved $17 million and $9 million for the three months and nine month periods ended September 28, 2019 when compared to the same prior year periods. The improvements were primarily driven by lower incentive compensation, severance costs and environmental liabilities expense as well as an insurance recovery partially offset by loan amendment costs and other non-recurring expenses associated with the review of Company’s commodity asset portfolio.

Compared to the second quarter of 2019, the operating loss improved $4 million. The improvements were primarily driven by the insurance recovery and favorable foreign exchange rate changes partially offset by loan amendment costs and non-recurring expenses associated with the review of Company’s commodity asset portfolio.
Non-Operating Expenses
Interest expense increased slightly from $14 million and $42 million to $15 million and $43 million for the third quarter and year-to-date periods, respectively. Overall debt levels were higher during the period ended September 28, 2019. The Company’s increased interest margin was partially offset by the lower LIBOR rates, resulting in slightly higher interest rates on variable debt.
Income Tax (Expense) Benefit
The year-to-date 2019 effective tax rate was a benefit of 30 percent compared to an expense of 24 percent for the same period in 2018. The difference in the periods effective tax rate is primarily driven by mix of results in taxable jurisdictions. The effective tax rate benefit differs from the federal statutory rate of 21 percent primarily due to tax credits, excess tax deductions on vested stock compensation, and different statutory tax rates of foreign operations.

Discontinued Operations
As previously discussed, the Company has presented the operating results for its Matane operations as discontinued operations for all periods presented herein. The decline in discontinued operations during the 2019 periods is principally driven from lower sales prices when compared to the same prior year periods. Included in discontinued operations is allocated interest expense for $100 million of debt that is required to be repaid upon completion of the sale. The 2019 periods presented also includes professional fees to sell the operation.
Cash Flows and Liquidity
In the nine months ended September 28, 2019, the Company’s operations provided cash flows of $5 million. Year-to-date working capital used $30 million, an improvement of $39 million compared to $69 million for the 2018 period. This was primarily driven by efforts to reduce inventory levels.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

For the first nine months of 2019, the Company invested $81 million in capital expenditures, which included approximately $18 million of strategic capital. Additionally, the Company incurred net borrowings of $43 million to fund its operations and ended the quarter with adjusted net debt of $1,174 million which includes $63 million of cash.

Outlook
High Purity Cellulose
For full year 2019, the Company continues to expect cellulose specialties prices to be lower by approximately 1 to 2 percent, as previously guided, excluding the impact on sales prices of any Chinese duties the Company incurs. Cellulose specialties volumes are expected to be down approximately 6 percent versus 2018 due to demand weakness in acetate, automotive and construction markets, as customers aggressively manage inventory levels. Commodity product (primarily viscose and fluff pulp) sales prices are expected to be significantly lower in the fourth quarter due to weakness in the broad paper pulp markets as global trade issues persist. For the full year, the Company anticipates High Purity Cellulose EBITDA of approximately $140 million.

Forest Products
U.S. housing starts and remodeling activity are the key drivers for lumber demand and have remained relatively flat in 2019; Low interest rates provide positive market environment. Announced production curtailments should positively impact future pricing once inventories have been reduced. Duties on lumber sales from Canada into the U.S. will continue to impact financial results. To date, the Company has paid approximately $53 million of lumber duties.

Pulp
High-yield pulp prices continued to weaken in the third quarter due to lower demand for paper pulp products.  However, the Company believes Chinese high-yield pulp markets have stabilized resulting in modest increases in regional pricing from September levels.  European market prices continue to decline as they come into closer alignment with the Chinese pricing. The weaker demand has held inventory levels relatively high and continue to pressure global pulp prices.

Paper
North American paperboard prices will remain under pressure primarily due to increased competition. In newsprint, demand continues to decline as industry production capacity remains stable, resulting in continued pricing pressure.

Capital Allocation and Investment
Due to market conditions and increased leverage, the Company is reducing its capital spending across all segments. The Company currently expects capital spending to be $120 million for the full year 2019, down $10 million from its original $130 million estimate, and continues to evaluate further actions.
On September 6, 2019, the Company announced that its Board of Directors determined to suspend the Company’s quarterly common stock dividend to improve cash flow.

On November 3, 2019, the Company sold its Matane facility for $175 million. The Company received approximately $150 million, net of fees, expenses, working capital and other adjustments related to the sale. Proceeds from the sale will be used to repay $100 million of debt with the remainder for general corporate purposes, including enhancing liquidity.
Amendment
On September 30, 2019, the Company amended its Senior Secured Credit Agreement. The amendment relaxes financial covenants through 2021. The Company believes it now has the runway to manage the business through these challenging economic conditions enabling it to emerge financially stronger and able to realize the earnings potential of the business.

Conclusion
“With our initiatives to lower costs and improve cash flows and liquidity, combined with the completion of our loan amendment and the sale of Matane, we are taking aggressive action to manage the current challenging market conditions,” added Boynton. “We are focused on increasing price and margins through our Go-to-Market strategy, reducing costs with our Strategic Pillars and reducing earnings volatility as we conclude our Portfolio Evaluation process. We believe our short-term efforts and long-term strategy position us for improved profitability and sustained value creation.”

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Conference Call Information
Rayonier Advanced Materials Inc. (NYSE:RYAM) will host a conference call and live webcast at 9:00 a.m. ET on November 5, 2019 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com.  A replay of this webcast will be archived on the company’s website shortly after the call. Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Tuesday, November 19, 2019. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13696111.

About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,200 people and generates approximately $2 billion of revenues. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Our businesses we operate are highly competitive and many of them are cyclical, especially in commodity markets, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Our ten largest customers represent approximately 35% of our 2018 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on us; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; Changes in raw material and energy availability and prices could affect our results of operations and financial condition; The availability of, and prices for, wood fiber may significantly impact our business, results of operations and financial condition; We are subject to risks associated with manufacturing and selling products and otherwise doing business outside of the United States; Our operations require substantial capital for ongoing maintenance, repair and replacement of existing facilities and equipment; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, especially with respect to China, Canada and as a result of “Brexit”, could adversely affect our ability to access certain markets and otherwise impact our results of operations; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our ability to conduct our business; The impacts of climate-related initiatives remain uncertain at this time; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; Risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cyber security breaches, could adversely impact the Company; We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; The phase-out of LIBOR as an interest rate benchmark could result in an increase to our borrowing costs; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders; The inability to effectively integrate the Tembec acquisition and meet our financial objectives therefrom, and any future acquisitions we may make, may affect our results; and, While the Company has entered into an amendment (the “Amendment”) to its Senior Secured Credit Facilities (as amended by the Amendment, the “Credit Agreement”) to address the risk of potential non-compliance with certain covenants at the end of the third quarter of 2019, there can be no assurances that the Company will continue in full compliance with the amended covenants provided in the Credit Amendment through December 31, 2021, which is the date covenant relief granted under the Amendment expires.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules D - G of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
September 28, 2019 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 28, 2019	June 29, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net Sales	$416	$450	$501	$1,307	$1,476
Cost of Sales	(399)	(432)	(419)	(1,265)	(1,237)
Gross Margin	17	18	82	42	239
Selling, general & administrative expenses	(23)	(20)	(30)	(72)	(78)
Duties	(5)	(7)	(1)	(16)	(21)
Other operating income (expense), net	3	(6)	(8)	(5)	(9)
Operating Income (Loss)	(8)	(15)	43	(51)	131
Interest expense	(15)	(14)	(14)	(43)	(42)
Interest income and other, net	4	—	2	6	12
Gain on bargain purchase	—	—	6	—	21
Income (Loss) From Continuing Operations Before Income Taxes	(19)	(29)	37	(88)	122
Income tax (expense) benefit	5	10	(7)	26	(29)
Income (Loss) from Continuing Operations	$(14)	$(19)	$30	$(62)	$93
Income (loss) from discontinued operations, net of taxes	—	4	8	10	23
Net Income (Loss) Attributable to the Company	(14)	(15)	38	(52)	116
Mandatory convertible stock dividends	(2)	(3)	(3)	(8)	(10)
Net Income (Loss) Available to Common Stockholders	$(16)	$(18)	$35	$(60)	$106

Basic Earnings Per Common Share:
Income (loss) from continuing operations	$(0.29)	$(0.46)	$0.52	$(1.36)	$1.61
Income from discontinued operations	—	0.09	0.16	0.20	0.46
Net income per common share - Basic	$(0.29)	$(0.37)	$0.68	$(1.16)	$2.07

Diluted Earnings Per Common Share:
Income (loss) from continuing operations	$(0.29)	$(0.46)	$0.47	$(1.36)	$1.45
Income from discontinued operations	—	0.09	0.13	0.20	0.37
Net income per common share - Diluted	$(0.29)	$(0.37)	$0.60	$(1.16)	$1.82

Shares Used for Determining:
Basic EPS	56,089,839	49,572,055	50,603,498	51,576,123	51,005,206
Diluted EPS	56,089,839	49,572,055	63,245,424	51,576,123	63,678,075

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
September 28, 2019 (Unaudited)
(millions of dollars)

	September 28, 2019	December 31, 2018
Assets
Cash and cash equivalents	$63	$109
Other current assets	610	607
Property, plant and equipment, net	1,327	1,364
Other assets	597	599
	$2,597	$2,679
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$21	$15
Other current liabilities	292	355
Long-term debt and finance lease obligations	1,212	1,173
Non-current environmental liabilities	148	149
Other non-current liabilities	285	280
Total stockholders’ equity	639	707
	$2,597	$2,679
Condensed Consolidated Statements of Cash Flows
September 28, 2019 (Unaudited)
(millions of dollars)

	Nine Months Ended
	September 28, 2019	September 29, 2018
Operating Activities:
Net income (loss)	$(51)	$116
Income from discontinued operations	(10)	(23)
Adjustments:
Gain on bargain purchase	—	(19)
Depreciation and amortization	112	106
Other items to reconcile net income to cash provided by operating activities	(8)	45
Changes in working capital and other assets and liabilities	(38)	(83)
Cash provided by (used for) operating activities- continuing operations	5	141
Cash provided by (used for) operating activities- discontinued operations	19	19
Cash Provided by (Used for) Operating Activities	24	160

Investing Activities:
Capital expenditures	(81)	(90)
Other	—	16
Cash used for investing activities-continuing operations	(81)	(74)
Cash used for investing activities-discontinued operations	(2)	(2)
Cash Used for Investing Activities	(83)	(76)

Financing Activities:
Changes in debt	43	(34)
Dividends paid	(19)	(21)
Common stock repurchased	(6)	(18)
Cash provided by (used for) financing activities-continuing operations	18	(73)
Cash provided by (used for) financing activities-discontinued operations	—	—
Cash Provided by (Used for) Financing Activities	18	(73)

Cash and Cash Equivalents:
Change in cash and cash equivalents	(41)	11
Net effect of foreign exchange on cash and cash equivalents	(5)	(1)
Balance, beginning of year	109	96
Balance, end of period	$63	$106

B

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
September 28, 2019 (Unaudited)

	Three Months Ended			Nine Months Ended
	September 28, 2019	June 29, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
Cellulose Specialties	$1,317	$1,310	$1,333	$1,303	$1,344
Commodity Products	$768	$792	$807	$803	$813
Forest Products ($ per thousand board feet):
Lumber	$366	$356	$487	$370	$500
Pulp ($ per metric ton):
High-Yield pulp	$455	$539	$673	$524	$671
Paper ($ per metric ton):
Paperboard	$1,097	$1,117	$1,120	$1,105	$1,136
Newsprint	$532	$508	$633	$542	$590

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
Cellulose Specialties	137	146	163	432	466
Commodity Products	88	71	70	246	188
Forest Products (millions of board feet):
Lumber	134	180	141	462	457
Pulp (thousands of metric tons):
High-Yield pulp	45	64	59	145	168
Paper (thousands of metric tons):
Paperboard	49	45	45	137	131
Newsprint	38	47	44	123	151

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
September 28, 2019 (Unaudited)

EBITDA by Segment (a):	Three Months Ended September 28, 2019
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(5)	$(2)	$3	$8	$(18)	$(14)
Depreciation and amortization	2	1	4	33	—	40
Interest expense, net	—	—	—	—	15	15
Income tax expense	—	—	—	—	(5)	(5)
EBITDA	(3)	(1)	7	41	(8)	36
Loan amendment costs	—	—	—	—	3	3
Insurance recovery	—	—	—	—	(4)	(4)
Adjusted EBITDA	$(3)	$(1)	$7	$41	$(9)	$35

	Three Months Ended September 29, 2018
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$8	$13	$16	$40	$(47)	$30
Depreciation and amortization	2	1	4	30	—	37
Interest expense, net	—	—	—	—	14	14
Income tax expense	—	—	—	—	7	7
EBITDA	10	14	20	70	(26)	88
Gain on bargain purchase	—	—	—	(7)	1	(6)
Severance expense	—	—	—	—	4	4
Adjusted EBITDA	$10	$14	$20	$63	$(21)	$86
(a) EBITDA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management. Adjusted EBITDA is defined as EBITDA adjusted for items management believes do not represent core operations. Management believes this measure is useful to evaluate the Company's performance.

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
September 28, 2019 (Unaudited)

EBITDA by Segment (a):	Nine Months Ended September 28, 2019
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(27)	$3	$8	$10	$(56)	$(62)
Depreciation and amortization	7	2	13	90	—	112
Interest expense, net	—	—	—	—	43	43
Income tax expense	—	—	—	—	(26)	(26)
EBITDA	(20)	5	21	100	(39)	67
Non-recurring expense (b)	—	—	—	—	1	1
Loan amendment costs	—	—	—	—	3	3
Insurance recovery	—	—	—	—	(4)	(4)
Adjusted EBITDA	$(20)	$5	$21	$100	$(39)	$67

	Nine Months Ended September 29, 2018
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$35	$37	$31	$97	$(107)	$93
Depreciation and amortization	5	2	13	86	—	106
Interest expense, net	—	—	—	—	41	41
Income tax expense	—	—	—	—	28	28
EBITDA	40	39	44	183	(38)	268
Gain on bargain purchase	—	—	—	(10)	(11)	(21)
Severance expense	—	—	—	—	4	4
Adjusted EBITDA	$40	$39	$44	$173	$(45)	$251
(a) EBITDA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management. Adjusted EBITDA is defined as EBITDA adjusted for items management believes do not represent core operations. Management believes this measure is useful to evaluate the Company's performance.
(b) Non-recurring expenses are related to the Company’s review of its commodity asset portfolio.

E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
September 28, 2019 (Unaudited)
(millions of dollars, except per share information)

	Nine Months Ended
Adjusted Free Cash Flows (a):	September 28, 2019	September 29, 2018
Cash provided by operating activities of continuing operations	$5	$141
Capital expenditures	(63)	(58)
Adjusted Free Cash Flows	$(58)	$83

(a)
Adjusted free cash flows is defined as cash provided by (used for) operating activities from continuing operations adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	September 28, 2019	December 31, 2018
Current maturities of long-term debt	$21	$15
Long-term debt & finance lease obligation	1,212	1,173
Total debt	1,233	1,188
Original issue discount, premiums and debt issuance costs	4	5
Cash and cash equivalents	(63)	(109)
Adjusted Net Debt	$1,174	$1,084

(a)
Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
September 28, 2019 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Nine Months Ended
	September 28, 2019		June 29, 2019		September 29, 2018		September 28, 2019		September 29, 2018
Adjusted Operating Income (Loss) and Income (Loss) from Continuing Operations (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income (Loss)	$(8)		$(15)		$43		$(51)		$131
Severance expense	—		—		4		—		4
Non-recurring expense (b)	—		—		—		1		—
Loan amendment costs	3		—		—		3		—
Insurance recovery	(4)		—		—		(4)		—
Adjusted Operating Income (Loss)	$(9)		$(15)		$47		$(51)		$135

Income (Loss) from Continuing Operations	$(14)	$(0.29)	$(19)	$(0.46)	$30	$0.47	$(62)	$(1.36)	$93	$1.45
Severance expense	—	—	—	—	4	0.06	—	—	4	0.06
Gain on bargain purchase	—	—	—	—	(6)	(0.10)	—	—	(21)	(0.33)
Non-recurring expense (b)	—	0.01	1	0.01	—	—	1	0.02	—	—
Loan amendment costs	3	0.06	—	—	—	—	3	0.06	—	—
Insurance recovery	(4)	(0.07)	—	—	—	—	(4)	(0.08)	—	—
Tax effects of adjustments	—	—	—	—	(1)	(0.02)	—	—	(1)	(0.01)
Adjusted Income (Loss) from Continuing Operations	$(15)	$(0.29)	$(18)	$(0.45)	$27	$0.41	$(61)	$(1.36)	$75	$1.17

(a)
Adjusted operating income (loss) is defined as operating income adjusted for non-recurring costs related to the Company’s review of its commodity asset portfolio, loan amendment costs, insurance recovery received, and severance expense. Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations adjusted net of tax for non-recurring costs related to the Company’s review of its commodity asset portfolio, loan amendment costs, insurance recovery received, severance expense and the gain on bargain purchase. Adjusted operating income (loss) and income (loss) from continuing operations are not necessarily indicative of results that may be generated in future periods.

(b) Non-recurring expenses are related to the Company’s review of its commodity asset portfolio.

G